                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[ ]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                 ENDOCARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                        COMMITTEE TO REVITALIZE ENDOCARE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                  PRELIMINARY PROXY MATERIALS DATED MAY _, 2003
                              SUBJECT TO COMPLETION

                    ____________ MEETING OF THE STOCKHOLDERS

                                       OF

                                 ENDOCARE, INC.

                              ---------------------

                                 PROXY STATEMENT

                                       OF

                        COMMITTEE TO REVITALIZE ENDOCARE

                              ---------------------



         We are sending this proxy statement to you as a holder of common stock, $0.001 par value per share, of Endocare, Inc. ("Endocare" or the "Company"), a Delaware corporation, in connection with our solicitation of your proxy for use at the 2003 Annual Meeting of Stockholders and at any Special Meeting of the Stockholders of Endocare scheduled for _______A.M., local time, on _______ ___, 2003, at ___________________ and at any adjournments or postponements thereof.

         We are the Committee to Revitalize Endocare. We are sophisticated business leaders with substantial expertise in healthcare, finance, marketing and management. Our committee includes (a) Douglas O. Chinn, M.D. ("Dr. Chinn" or "Douglas O. Chinn, M.D."), record and beneficial owner of approximately 50,083 shares of Endocare's common stock, (b) Solana Capital Partners, Inc., a California corporation, record and beneficial owner of 1,000 shares of Endocare's common stock, and (c) David Eller, record and beneficial owner of 1,000 shares of Endocare's common stock. Our Committee to Revitalize Endocare also includes William A. Barry, Joseph L. D'Angelo, Robert P. Fry, M.D., J.D., Kurt Landgraf and John R. Queen.

         We are soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders or at any Special Meeting of the Stockholders of Endocare for the election of our nominees, William A. Barry, Douglas O. Chinn, M.D., David Eller, Robert P. Fry, M.D., J.D., Kurt Landgraf and John R. Queen (collectively, the "Nominees"), as directors of Endocare for a term continuing until the first Annual Meeting of Stockholders after the meeting of stockholders at which the Nominees are elected.

         This proxy statement and the GOLD proxy card are first being furnished to stockholders on or about May ___, 2003.

WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A [BLUE] PROXY CARD TO THE ENDOCARE DIRECTORS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE ELECTION OF ENDOCARE'S NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT OR PRIOR TO THE 2003 ANNUAL MEETING OF STOCKHOLDERS OR AT OR PRIOR TO ANY SPECIAL MEETING OF THE STOCKHOLDERS OF ENDOCARE BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY.

TO SEND US YOUR PROXY OR TO REVOKE A PROXY PREVIOUSLY GRANTED TO ENDOCARE OR ANOTHER PERSON, YOU MAY:

(1)      DELIVER THE GOLD PROXY CARD OR A REVOCATION OF PROXY TO:

                               MACKENZIE PARTNERS
                               105 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                                       OR:

(2) VOTE IN PERSON AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS OR AT ANY SPECIAL MEETING OF THE STOCKHOLDERS OF ENDOCARE.

SEE "VOTING PROCEDURES" ON PAGE 23.

                          REASONS FOR OUR SOLICITATION

                   ENDOCARE'S PERFORMANCE HAS, IN OUR OPINION,
                        BEEN DISASTROUS FOR STOCKHOLDERS


         When measured by virtually any financial, operational or other yardstick, Endocare's performance has, in our opinion, been disastrous for the Company's stockholders.

                             DISASTROUS PERFORMANCE

     - Tumbling Stock Price. Endocare's common stock price has lost nearly 80% of its value in the last year alone, declining from $19.19 on April 30, 2002 to $4.00 on April 30, 2002.

     - No Financial Statements. Endocare has no audited financial statements since the end of 2000 and has not issued any financial statements since July 24, 2002.

     - No Guidance. Endocare has refused to provide any guidance on its future prospective financial performance.

     - Unreliable Information. KPMG LLP ("KPMG"), Endocare's former auditor, has publicly announced that in its view the 2001 and 2002 financial statements should not be relied upon.

     - Old Data. The most recent accurate and reliable financial statements are over two years old, which is inadequate to provide stockholders or potential investors with a current picture of Endocare's health or sustainability.

     -   Stock Delisted. Endocare's stock has been delisted from the NASDAQ.

     - SEC & Department of Justice Investigations. Endocare is being investigated by the Securities & Exchange Commission ("SEC") and the United States Department of Justice ("DOJ").

     - Stockholders Suing. Endocare's Board and senior management are being sued in several class action securities lawsuits brought by stockholders.

     - 57% of Cash Gone in 15 Months. At December 31, 2001, Endocare had cash and cash equivalents of $83,239,000. On the Endocare April 2, 2003 Conference Call, Endocare's Chief Financial Officer announced that Endocare has cash and cash equivalents of approximately $36,000,000, which is a decline of approximately 57% of Endocare's cash in just 15 months. It appears to us that during a period when Endocare reported no reliable information to stockholders, Endocare's apparent cash burn was an average of approximately $3 million per month.


                  HERE IS WHAT WE BELIEVE HAPPENED TO ENDOCARE


         We do not believe that Endocare's management or Board of Directors have come close to explaining what has gone wrong at Endocare or the reasons for their choices in dealing with Endocare's problems. We believe that Endocare's infrequent disclosures about its troubles have been cryptic and spare. For those of you confounded by how Endocare got to where it is, we will attempt to trace Endocare's problems based on available public information.


June, 2001         John Cracchiolo ("Cracchiolo") joins Endocare as Chief
                   Financial Officer, Chief Operating Officer and Secretary.

March 29, 2002     Endocare files its amended Annual Report on Form 10-K and
                   reports $83,239,000 in cash and cash equivalents as of December 31, 2001.

May 6, 2002        In Endocare's proxy materials for the June 11, 2002 Annual
                   Meeting of Stockholders, Endocare claims that the Audit
                   Committee members have the specific responsibility to "ensure that management has the proper review system in place to ensure that [the] Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements."

July 24, 2002      Endocare reports Q2 2002 results.

                   This is the last time Endocare disclosed its financial statements.

October 24, 2002   Endocare projects Q3 2002 results.

                   This is the last time Endocare provided guidance on its projected financial performance.

October 24, 2002   Endocare's then-current Vice President of Finance, Joseph A.
                   Hafermann ("Hafermann"), reports to a director his concerns regarding accounting for "several transactions" and "other matters," according to KPMG's letter to the SEC attached to Endocare's Current Report on Form 8-K, dated March 14, 2003
                   ("KPMG's SEC Letter").

                   Endocare makes no disclosure.

October 24, 2002   Endocare's Audit Committee directs Brobeck Phleger & Harrison
                   ("Brobeck"), the Company's former outside legal counsel, to investigate the accounting concerns, according to KPMG's SEC
                   Letter.

                   Endocare makes no disclosure.

October 29, 2002   KPMG informed of Hafermann complaints and Brobeck engagement, according to KPMG's SEC Letter.

                   Endocare makes no disclosure.

October 29, 2002   Audit Committee engaged Deloitte & Touche ("Deloitte") to
                   investigate Hafermann complaints, according to KPMG's SEC
                   Letter.

                   Endocare makes no disclosure.

October 29, 2002   Brobeck and Deloitte "perform several investigations" of the
                   Hafermann complaints and "other matters that were raised through the investigations," according to KPMG's SEC Letter.

October 30, 2002   Endocare postpones release of Q3 2002 results but does not say why and does not disclose the Brobeck or Deloitte investigations.

November 14, 2002  Endocare again delays reporting Q3 2002 results but does not say why or when it will report.

                   Endocare does not disclose problems or investigations.

November 14, 2002  Endocare discloses that it and certain of its officers and directors were named in securities law class action lawsuits.

                   Endocare does not identify the nature of claims in the lawsuits.

November 20, 2002  Endocare discloses NASDAQ notification of potential delisting.

November 20, 2002  Endocare announces KPMG's withdrawal of its audit report for
                   2001 financials because (according to KPMG) those financials and the Q1 and Q2 2002 financials cannot be relied on and KPMG does not have confidence in management's representations.

December 11, 2002  According to KPMG's SEC Letter, KPMG notifies the Audit
                   Committee that, based on their SAS No. 71 review and the investigations by Deloitte and Brobeck, "information came to [KPMG's] attention that led [KPMG] to conclude that [they] were unable to rely on the representations of management...that it was apparent to [KPMG] that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information and representations provided to [KPMG] did not reflect the actual facts or substance of the transactions, and in several cases [KPMG] received inconsistent representations from management in relation to the transactions...[KPMG] further informed the Audit Committee that no single transaction or misrepresentation formed the basis for [KPMG's] conclusion, but rather it was the totality of information and weight of the issues that came into [KPMG's] possession."

December 12, 2002  NASDAQ halts trading in Endocare stock.

                   Endocare does not bother to announce the trading halt until over one month later on January 15, 2003.

December 19, 2002  Endocare announces that it has terminated Joseph Hafermann, its "Vice President of Finance," for cause because "the Company [determined] that Mr. Hafermann had engaged in misconduct which was demonstrably and materially injurious to the Company."

                   Endocare does not provide the factual basis for Hafermann's termination.

December 20, 2002  Endocare files a lawsuit against Hafermann  demanding secret arbitration to adjudicate its claims against Hafermann.

January 23, 2003   We obtain reason to believe that Endocare learned of federal investigations by the United States Department of Justice, United States Postal Inspectors and/or the SEC at least as early as January 23, 2003.

                   Endocare does not disclose any of these investigations until April 1, 2003.

March 2, 2003      John Cracchiolo, Endocare's Chief Operating Officer and Chief
                   Financial Officer during the period in which all of the above-described problems occurred and then came to light, is appointed President of the Interventional Radiology business unit and enters into a new employment agreement with Endocare.

                   Some of the terms of Cracchiolo's Employment Agreement include:

                       -  a salary of $220,000;

                       - the opportunity to negotiate salary increases after 6 months;

                       -  an annual bonus of $88,000;

                       - the opportunity to negotiate bonus increases after 6 months;

                       - all of Cracchiolo's previous options, many of which had a strike price of $13.75 per share, will be replaced with options for the same number of shares as his previous options, but which are immediately exercisable upon issuance. These options will be granted between the 6th month and the 8th month of his Employment Agreement and will be fully vested and exercisable when granted;

                       - the Board must require any person or entity who desires to acquire Endocare to either honor or replace Cracchiolo's options;

                       - if Cracchiolo is terminated by the Company without cause (which does not include bad performance or any events known to Endocare prior to March 3, 2003) or if he quits during the thirty days after the six month "Access Period" at the beginning of his new Employment Agreement (or longer if the Access Period is extended) Cracchiolo gets:

                          -   200% of his base salary and bonus ($616,000); and

                          - $50,000 relocation payment plus payment for his taxes on the $50,000 payment.

                   Endocare did not disclose the terms of this agreement until April 8, 2003.

March 4, 2003      We learn of the appointment of William Nydam as Endocare's
                   President through Nydam's informal email broadcast of his new position.

                   Endocare does not disclose the appointment until March 12, 2003.

March 7, 2003      Endocare dismisses KPMG.

                   Encocare does not announce its dismissal of KPMG until March 14, 2003.

March 10, 2003     Douglas O. Chinn, M.D., a stockholder of Endocare, sends a letter to Endocare's Board stating his concerns with Endocare's Board and management. Although Dr. Chinn refers to government investigations in his March 10, 2003 letter, Endocare makes no disclosure about the investigations or about Dr. Chinn's letter.

March 11, 2003     Endocare announces that "an independent review and
                   investigation of its accounts and accounting practices has been completed and the Audit Committee and its advisors have determined that there is no indication of fraud or intentional wrong-doing by management."

                   Endocare does not identify the accounting and legal advisors engaged to assist in the investigation.

March 12, 2003     Endocare announces appointment of William Nydam as Chief
                   Operating Officer and Katherine Greenberg as Chief Financial
                   Officer and states that "[Chairman and Chief Executive
                   Officer] Mikus plans to focus on the strategic direction of the company in the continuing role of Chairman of the Board of Directors and will vacate the title of Chief Executive
                   Officer, a position that will remain open until a later date."

                   Endocare announces appointment of John Cracchiolo as President of Endocare's International Urology Business Group.

March 14, 2003     Endocare  discloses that effective March 7, 2003 it dismissed
                   KPMG. Mikus is still referred to as "Chairman and CEO," notwithstanding the assertion to the contrary on March 12th.
                   Endocare does not name a replacement auditor. Endocare also says the "company completed the review [by the Audit
                   Committee] in March," but KPMG told the SEC that Brobeck and Deloitte completed their investigations for the Audit
                   Committee on December 4th in KPMG's SEC Letter.

March 14, 2003     Endocare files Form 8-K disclosing the March 7, 2003
                   dismissal of KPMG and attaching KPMG's SEC Letter. The March
                   14, 2003 Form 8-K is Endocare's first public disclosure that KPMG does not agree with Endocare's description of the disagreement between KPMG and Endocare and the first disclosure of an on-going disagreement with KPMG.

March 27, 2003     Endocare files an 8-K reporting the appointment of Nydam and
                   Greenberg. Nydam is now identified as President and Chief
                   Operating Officer.

                   Some of the terms of Nydam's employment agreement include:

                       -  an initial salary of $240,000;

                       -  an annual bonus of 40% of his salary;

                       -  a cash signing bonus of $15,000;

                       - a cash performance bonus of $10,000 after Endocare is in full compliance with its obligations under the Securities Exchange Act of 1934;

                       - two options to purchase an aggregate of 750,000 shares of stock at fair market value on the day of the grant ($2.25 per share); and

                       - if Nydam is terminated without "Cause" or he terminates his employment for "Good Reason," then Endocare must pay his salary for 12 months, and his option for 500,000 shares will vest immediately.

                   Some of the terms of Greenberg's employment agreement include:

                       -  an initial salary of $185,000;

                       -  an annual bonus of 40% of her salary;

                       - options to purchase an aggregate of 250,000 shares of stock at fair market value on the day of the grant ($2.25 per share); and

                       - if Greenberg is terminated without "Cause" or she terminates her employment for "Good Reason," then Endocare must pay her salary for 12 months.

April 1, 2003      Endocare press release announces appointment of Ernst & Young as Endocare's auditor. The chairman of Endocare's Audit
                   Committee says: "The Board of Directors and management currently project filing the new [financial] reports in June, 2003 ..."

                   Endocare announces for the first time that the SEC and DOJ are investigating Endocare, but omits disclosure that the DOJ investigation is being coordinated with the United States Postal Inspectors.

April 2, 2003      Endocare's Form 8-K discloses "SEC and DOJ are conducting
                   ongoing investigations into the Company's accounting practices in connection with its 2001 and 2002 financial statements."

April 2, 2003      Endocare management conducts a webcast conference call "to provide a company update to shareholders."

                   Endocare's management refuses to discuss Endocare's financial results since the end of 2000, guidance on expected operational or financial performance, general financial or operational metrics, results of the internal investigation by the audit committee or its cash burn rate.

                   Endocare's management did make the following disclosures:

                   - Endocare's new CFO admits that Endocare has approximately $36 million in cash and cash equivalents (down from more than $83 million as of December 31, 2001).

                   - Chairman Paul Mikus admitted that a significant portion of Endocare's cash was spent on legal fees and accountants. Chairman Mikus said "you also have to be mindful of the fact that over the past six months we've had, you know, I'd say significant expenses associated with the process that we've been through...so, you know, the internal review process and the legal fees, all of those were, you know, significant issues for us."

                   - When asked why Endocare's management is not in a position to comment on the Company's burn rate given that the Audit Committee just completed a review of its financials, Endocare's CFO stated that the "focus wasn't on overall financial results. It was on specific transactions."

                   - When asked about Endocare's cash burn rate, Endocare's CFO said as follows: "I'm not sure we're in a position to talk about that at this point...we'll be able to give you more specific details ... as soon as the Ernst & Young numbers are final...we're going to make sure that those numbers are going to stick."


April 7, 2003      Endocare announces the sale of its prosthesis unit for $2
                   million to American Medical Systems, Inc.

                   Dr. Chinn sends a demand to Endocare to inspect Endocare's books and records, in accordance with his rights under
                   Section 220 of the Delaware General Corporation Law.

April 8, 2003      Endocare files Report on Form 8-K containing Cracchiolo's
                   employment agreement.

April 15, 2003     Endocare announces the sale of its cardiac-related product manufacturing operations and the licensing of its related intellectual property to CryoCath Technologies, Inc.

                   Dr. Chinn files a lawsuit in Delaware Chancery Court to enforce his rights as a stockholder of Endocare to inspect the Company's books and records.

April 28, 2003     Endocare's counsel discloses to Delaware Chancery Court that
                   Endocare's Board of Directors had tentatively designated
                   September 30, 2003 as the date of Endocare's 2003 Annual
                   Meeting of Stockholders, even though Endocare held its last annual meeting of stockholders nearly one year ago on June 11, 2002.

May 1, 2003        Endocare files an amended Report on Form 8-K discussing the ten major concerns of KPMG, Endocare's former auditor, about
                   Endocare's revenue recognition and expense recognition.

                   HERE IS WHAT WE WOULD HAVE DONE DIFFERENTLY



         We would have operated Endocare very differently and more effectively, we believe, than Endocare's current Board and management.

1.       Financial Statements and Financial Controls.

         - We would have carefully reviewed Endocare's financial controls and accounting methods together with Endocare's sales practices before problems emerged.

         - We would have conducted internal audits of Endocare's financial data to enable us, as the managers of the Company, to provide guidance to the markets.

         - We would have coordinated Endocare's accounting methods with its business plan and revenue models.

         - We would have provided results of Endocare's financial performance to the public markets at the end of each quarter and fiscal year.

         - We would have immediately explained the facts behind the internal investigation and the specific results of the investigation.

2.       Cash Flow Management.

         - We would have maintained constant vigilance on Endocare's monthly and periodic cash burn from operations and been able to explain it to ourselves and to the markets.

         - We would have proactively explained a reduction in cash and cash equivalents from $83 million to approximately $36 million in less than 15 months.

3.       Public Disclosure.

         - We would have announced NASDAQ's halt of trading in Endocare's stock immediately.

         - We would have asked NASDAQ to halt trading in Endocare's stock immediately upon receipt of KPMG's notification that it had pulled its audit reports, instead of waiting for NASDAQ to halt trading three weeks later while unwitting investors bought Endocare stock. We would deem it a derogation of our duties to stockholders to permit trading in Endocare's stock based on inaccurate financial information.

         - We would have promptly addressed Endocare's lack of financial disclosures and clearly articulated to the public markets Endocare's plans for release of revised or accurate financial statements, compliance with NASDAQ listing and resolution of federal investigations.

         - We would have provided stockholders with reasonable financial guidance on Endocare's expected operational and financial performance.

         - We would have scheduled and held public calls and meetings to keep the markets apprised of the nature of the allegations and the progress of the investigation and Endocare's efforts to resolve any problems.

         - We would have explained the reasons why Mr. Hafermann was terminated.

         - We would have immediately disclosed federal investigations into Endocare's activities.

         - We would have publicly released the specific conclusions of the internal accounting investigation.

         - We would have explained the reasons behind substantial business decisions, such as acquisitions and divestitures.

4.       Executive Compensation.

         - We would not have made John Cracchiolo a combined COO and CFO, because we believe that management of operations and finance should be separated to ensure checks and balances regarding accounting treatment of sales and transactions.

         - We would have seriously reconsidered retaining Cracchiolo given that as COO and CFO, he was specifically responsible for supervision and leadership of sales, recognition of revenue, preparation of financial statements, financial controls and financial audits, all of which have been, in our opinion, dismal.

         - We are particularly outraged by the terms of Cracchiolo's employment agreement given that he has the opportunity to negotiate upward both his salary and bonus and that if Cracchiolo is terminated for poor performance or mismanagement, Endocare will still have to pay him $616,000 plus a $50,000 relocation allowance and any taxes he has to pay on that money. We would never have granted John Cracchiolo, or any other officer, regardless of track record or talent, the right to demand such a large severance payment even if fired for poor performance; we do not believe that is proper or in the best interests of stockholders.

         - We would have prescribed exercise prices for Cracchiolo's, Nydam's and Greenberg's options once market price reflects publicly available information and required disclosures.

5.       Accountability and Respect for Stockholders.

         - We would have provided Dr. Chinn, a stockholder of Endocare, with access to Endocare's books and records, rather than forcing him to resort to filing a suit against the Company to enforce his statutory rights.

         - We would have kept the stockholders informed of our progress and offered them the information and tools to keep us accountable for our actions.

         - We would have realized that the stewards of such a decline in Endocare's fortunes should be replaced and new leadership brought in to effect real change.


                           A DRASTIC CHANGE IS NEEDED

         Based upon what we believe to be their chronic missteps and failures, we lack confidence in the ability and commitment of Endocare's current management and Board of Directors to maximize stockholder value. Based upon their record, we also question the Board's commitment to take tangible steps to improve the performance of the Company. Endocare's current management and Board of Directors has failed, in our opinion, to articulate any coherent strategy to address its many problems and desperately needs new leadership. The Board of Directors and management have failed to adequately communicate with its existing stockholders, attract new stockholders and obtain Wall Street analyst coverage. IT IS TIME FOR CHANGE.

          HERE IS WHAT WE WILL DO AS DIRECTORS AND MANAGERS OF ENDOCARE

         We are appalled by the direction of Endocare and the Board's and management's seeming inability to fix Endocare's problems. Endocare's failure or refusal to provide any current information to the markets on its operations or financial position impedes an in depth and critical analysis of Endocare's business and prospects. However, based on our examination of Endocare's public documents, we know that after our election as directors of Endocare, we intend to do all of the following:

1.       Financial Statements and Financial Controls.

         - Release financial statements which accurately reflect Endocare's financial position and results of operations.

         - Create, review and maintain Endocare's financial controls and accounting methods together with Endocare's sales practices.

         - Conduct internal audits of Endocare's financial statements and use the auditors to verify independently our work, rather than relying on the auditors to tell us what the numbers are.

2.       Cash Flow Management.

         -  Maintain constant vigilance on the cash burn rate from operations.

         - Closely monitor inventory levels and accounts receivable to more effectively manage working capital needs.

3.       Public Disclosure.

         - Promptly release financial statements as required by applicable SEC and NASDAQ rules.

         - Provide stockholders with periodic and reasonable financial guidance on Endocare's expected operational and financial performance.

         - Keep the markets informed of each noteworthy development in Endocare's financial results, operations, executive employment and legal issues.

         - Explain the reasoning behind substantial business decisions such as acquisitions and divestitures and changes to revenue models.

4.       Executive Compensation.

         - Provide to management incentive based options only after Endocare has provided adequate financial disclosure.

         - Design executive compensation which is reasonable, comparable to executives in similarly-situated companies, and performance based.

5.       Accountability and Respect for Stockholders.

         - Take steps to restore confidence in Endocare from investors, clients and the medical community.

         - Permit stockholders access to Endocare's books and records upon their request.

         - Keep the stockholders informed of our progress and offer them the information and tools to keep us accountable for our actions.

         - Demand that Endocare immediately begin to act like a public company that is responsible and responsive to its stockholders.

6.       Business Strategy and Management of Operations.

         -  Focus on cryosurgery, Endocare's core competency.

         - Expand potential cryosurgical markets by increasing channels to medical markets, including access to the radiology, oncology and cardiology sectors of the medical community.

         - Conduct review of procedures-based business model to determine feasibility, profitability, and complimentary sales and products opportunities.

         - Determine the need and source of funds for execution and expansion of Endocare's revenue models.

         - Ensure that the Company undergoes a thorough and comprehensive strategic review of opportunities to maximize stockholder value.

         - Ensure that the Company undertakes a line-by-line review of opportunities to cut costs and reduce overhead.

         - Explore using third party sources of cash to finance physician possession of cryosurgical equipment.

         - Determine opportunities for outsourcing products or components of Endocare products to contain costs.

         - Improve physician support for procedures, physician training, technology and updates to products.

         -  Expand markets for Endocare products in Europe and Asia.

         - Work closely with physicians and patient advocates to ensure current, effective and accurate data is collected and analyzed to encourage the publication of studies on cryosurgical procedures.


         As stockholders, our interests are clearly aligned with yours. We want to maximize value for all Endocare stockholders. We seek the opportunity for our Nominees to participate constructively as directors and officers, and particularly with respect to maximizing value for all stockholders.

               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q:       WHO IS SOLICITING YOUR PROXY?

A: We are the Committee to Revitalize Endocare ("CRE"). As of the date of this proxy statement, we beneficially own 52,083 shares of Endocare common stock, representing approximately .2% of the outstanding shares. For more information on the participants in our proxy solicitation, please see "Election of Directors" on page 16, "The Participants" on page 16, "Biographical Information Of Our Nominees And Other Participants" on page 17 and "Certain Information Concerning The Participants" on page 19.

Q:       WHO ARE OUR NOMINEES?

A: Our Nominees are William A. Barry, Douglas O. Chinn, M.D., David Eller, Robert Paul Fry, M.D., J.D., Kurt Landgraf and John R. Queen, each of whom is a very sophisticated and experienced businessman. Please see "Biographical Information Of Our Nominees And Other Participants" on page 17 for the background of each Nominee. If elected to the Endocare Board, each Nominee would act in accordance with his or her fiduciary duties to Endocare stockholders with respect to any action that he or she takes as a director. We have no reason to believe that any of our Nominees will be disqualified or unable or unwilling to serve if elected. However, if any of our Nominees is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by us to fill the vacancy.

Q:       WHO CAN VOTE AT THE 2003 ANNUAL MEETING OR SPECIAL MEETING OF
         STOCKHOLDERS?

A: If you owned Endocare shares of common stock on ___________ (the "Record Date"), you have the right to vote at the 2003 Annual Meeting or Special Meeting of Stockholders. As of the close of business on the Record Date, we believe that there were approximately 24,279,229 shares of common stock of Endocare issued and outstanding and entitled to vote. Stockholders have one vote for each share of common stock they own with respect to all matters to be considered at the applicable meeting.

Q:       WHAT SHOULD YOU DO TO VOTE?

A: Sign, date and return the enclosed GOLD proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Voting Procedures" on page 23.

Q:       WHOM DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:       Please call MacKenzie Partners & Co., Inc., toll free at
         (800) 322-2885.

                                    IMPORTANT

         Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

     - If your shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card to MacKenzie Partners ("MacKenzie"), in the postage-paid envelope provided with this Proxy Statement.

     - If you have previously signed and returned a [BLUE] proxy card to Endocare, you have every right to change your vote. Only your latest dated card will count. You may revoke any [BLUE] proxy card already sent to Endocare by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2003 Annual Meeting or Special Meeting of Stockholders by delivering a written notice of revocation or a later dated proxy for the 2003 Annual Meeting or Special Meeting of Stockholders to MacKenzie, or by voting in person at the 2003 Annual Meeting or Special Meeting of Stockholders.

     - If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD proxy card to be issued representing your shares.

     - After signing the enclosed GOLD proxy card, do not sign or return the [BLUE] proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

         If you have any questions about giving your proxy or require assistance, please call

                            MACKENZIE PARTNERS, INC.
                                105 MADISON AVE.
                               NEW YORK, NY 10016
                         CALL TOLL-FREE: 1-800-322-2885

                              ELECTION OF DIRECTORS

         We are soliciting your proxy for the election of the Nominees of the Committee to Revitalize Endocare as directors of the Company to serve until the Annual Meeting of Stockholders following the meeting at which our Nominees are elected to the Board of Endocare and until their successors are duly elected and qualified.

         In accordance with Endocare's Restated Certificate of Incorporation and By-laws and the Delaware Business Corporation Act, Endocare's Board of Directors is to consist of not less than three and not more than seven directors, the exact number to be specified by the Board. Based on information contained in reports filed by the Company with the SEC, six directors currently serve on the Endocare Board. If any additional directorships are to be voted upon at any meeting of Stockholders held in 2003, we reserve the right to nominate additional persons to fill such positions. We do not expect that the CRE Nominees will be unable to stand for election but, in the event that any CRE Nominee is unable to do so, shares represented by GOLD proxy cards will be voted for the other CRE Nominees. In addition, CRE reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the CRE Nominees.

         Our Nominees, if elected, will constitute all of the members of the Board. If the CRE Nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

         Each of our Nominees has consented to serve as a director until the expiration of his or her respective term and until such Nominee's successor has been elected and qualified or until the earlier resignation or removal of such Nominee. We have no reason to believe that any of our Nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the Nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by CRE to fill the vacancy.

         The CRE Nominees understand that, if elected as directors of Endocare, each of them will have an obligation under Delaware law to discharge his or her duties as a director in good faith, consistent with his or her fiduciary duties to Endocare and its Stockholders.

                                THE PARTICIPANTS

         The following persons and entities may be deemed to be "participants" (as defined in instruction 3 to Item 4 of Rule 14a-10l of the Exchange Act) in this proxy solicitation: William A. Barry, Douglas O. Chinn, M.D., Joseph L. D'Angelo, David Eller, Robert Paul Fry, M.D., J.D., Kurt Landgraf, John R. Queen and Solana Capital Partners, Inc., a California corporation.

         Information relating to the beneficial ownership of common stock of Endocare by the participants in this solicitation and certain other information relating to the participants is set forth below. Other than Douglas O. Chinn, M.D., none of the participants in this solicitation are party to any commercial dealings with Endocare or its subsidiaries required to be discussed pursuant to
Schedule 14A promulgated under the Exchange Act, which governs the disclosure contained in this proxy statement.

         The share ownership of CRE and each of the persons listed below is as of April 1, 2003.


                                                NUMBER OF SHARES
          NAME AND BUSINESS ADDRESS(3)         BENEFICIALLY OWNED          PERCENT OF CLASS
          -------------------------            ------------------          ----------------
             Douglas O. Chinn, M.D.                  50,083(1)                     *
          65 N. First Avenue Suite 102
            Arcadia California 91006

          Solana Capital Partners, Inc.               1,000(2)                     *
      990 Highland Drive, Suite 314, Solana
             Beach, California 92075

                  David Eller                         1,000                        *
            2401 Fountain View, #416
               Houston, TX 77057



                       CERTAIN INTERESTS IN THE PROPOSALS

(1) Does not include 3,020 shares of Endocare common stock owned by Dr. Chinn's spouse and children, of which Dr. Chinn disclaims beneficial ownership.

(2) Does not include 17,000 shares of Endocare common stock owned by an officer and stockholder of Solana Capital Partners, Inc., of which Solana Capital Partners, Inc. disclaims beneficial ownership.

(3) The business addresses for the participants not listed in the table above are as follows: William A. Barry 37, Greenway, Letchworth, Herts. SG6 3UG, England; Joseph L. D'Angelo 1335 Oakwood Drive, Arcadia, CA 91006; Robert R. Fry, M.D., J.D. 22109 East Costilla Drive, Aurora, CO 80016; John R. Queen 17660 La Bajada, Rancho Santa Fe, CA 92067.

* Less than 5%.


         BIOGRAPHICAL INFORMATION OF OUR NOMINEES AND OTHER PARTICIPANTS

         The information below sets forth the name, age (as of April 30, 2003), principal occupation and directorships of each of our nominees:

1.       OUR NOMINEES.

                   KURT LANDGRAF. Mr. Landgraf, 56, currently serves as President and Chief Executive Officer of Educational Testing Service. Mr. Landgraf formerly served as Chairman and Chief Executive Officer of Dupont Pharmaceuticals Company (a subsidiary of the DuPont Company), Executive Vice President and Chief Operating Officer and Chief Financial Officer of E.I. Dupont De Nemours, President and Chief Executive Officer of The Dupont Merck Pharmaceuticals Company, and Manager, Marketing Analysis and Planning of The Upjohn Company, among other positions. Mr. Landgraf currently serves on the Boards of Directors of Ikon Office Solutions, AAI Pharma and NDC Health Care. Mr. Landgraf has extensive experience in finance, accounting, marketing and management of all aspects of medical, pharmaceutical and educational companies, both in for-profit and not-for-profit companies. In addition, Mr. Landgraf has lectured in academic settings in economics, labor-relations management and marketing. Mr. Landgraf earned a Bachelor of Science degree from Wagner College, a Masters of Arts degree in Economics from Pennsylvania State University, a Masters in Education degree from Rutgers University, a Masters in Science degree from Western Michigan University and completed the Advanced Management Program at

         Harvard Business School. Mr. Landgraf was an officer in the United States Navy and member of the United States Naval Reserve. We intend to nominate Mr. Landgraf to serve as a director and as Chairman of the Board.

                   DAVID ELLER. Mr. Eller, 64, currently serves as President of Eller Holding Company. Mr. Eller formerly served as President of DuPont Pharmaceuticals Company - Europe, and its six European operating subsidiaries. He also served as a strategic advisor to the Chief Operating Officer of The DuPont Company and to the Chairman and Chief Executive Officer of Europe, Africa and Asia for The DuPont Company. In addition, Mr. Eller has over 25 years of senior management and executive level experience with substantial expertise and experience in life sciences, biosciences, and pharmaceutical, as well as oil and gas exploration and production companies. Mr. Eller has served as Chairman of the Board of Regents of the Texas A&M University System, holding the position of Chancellor, as well. Mr. Eller has also served as a director of the Baylor College of Medicine. He earned a Bachelor of Science degree in Engineering from Texas A&M University, attended the Graduate School of Business at Stanford University and completed the Advanced Management Program at the Harvard Business School. In addition, Mr. Eller served as an officer of the United States Army. We intend to nominate Mr. Eller to serve as a director and to appoint him to serve as Chief Executive Officer.

                   WILLIAM A. BARRY. Mr. Barry, 59, currently serves as a consultant to Bristol-Myers Squibb which acquired DuPont Pharmaceuticals Company in October 2001 in a $7.2 billion transaction. Mr. Barry formerly served as Vice President of Finance and Managing Director of the European Headquarters of DuPont Pharmaceuticals Company (a subsidiary of the DuPont Company) retiring in January 2002. Mr. Barry's career with DuPont spanned over 30 years with substantial experience in finance, operations, audit and management for chemicals, pharmaceuticals and medical imaging companies. We intend to nominate Mr. Barry to serve as a director and to appoint him as Chief Financial Officer.

                   DOUGLAS O. CHINN, M.D. Dr. Chinn, 52, is a urologist in private practice and has been performing cryosurgery since 1993. From 1996 through 2002, he served as a consultant and leading proctor to Endocare. He continues to license his patented technology on temperature monitoring and cryosurgery to Endocare and has developed or assisted in the development of Endocare products and training materials. Dr. Chinn has extensive experience in product development and education in cryosurgery. He is co-author of several publications on cryosurgery, and has trained physicians in the United States and world-wide. His B.S. and M.D. degrees are from the University of Southern California. We intend to nominate Dr. Chinn to serve as a director and to appoint him as Chief Medical Officer.

                   ROBERT PAUL FRY, M.D., JD. Dr. Fry, 78, practiced nine years as an anesthesiologist and another 20 years as a medical malpractice and product liability attorney. Dr. Fry has been retired for the past five years. Dr. Fry earned an undergraduate degree from Georgetown University, his Medical Degree from Temple University, and his law degree from the University of Southern California. In addition, Dr. Fry served as a Captain in the United States Air Force. Dr. Fry is currently retired. We intend to nominate Dr. Fry to serve as a director.

                   JOHN R. QUEEN. Mr. Queen, 63, retired after 35 years in the securities industry of which 34 were spent with Merrill Lynch, Pierce, Fenner & Smith. He has substantial experience in the management and development of businesses. Prior to retiring, he served as District Director and Senior Vice President of Merrill Lynch's Retail District which encompassed most of Southern California. Mr. Queen also helped found and served on the Board of the Long Beach Grand Prix for 25 years. Mr. Queen serves on the board of several philanthropic organizations and is Chairman elect of the San Diego Symphony Orchestra. He earned a Bachelor of Science degree in Economics from St. Mary's College of California. Mr. Queen also served in the United States Navy. We intend to nominate Mr. Queen to serve as a director.

2.       OTHER PARTICIPANTS.

                  SOLANA CAPITAL PARTNERS, INC.. Solana Capital Partners, Inc., a California corporation, is a privately funded venture capital firm that provides investments to information-technology, manufacturing/distribution and medical-device manufacturing companies. Solana Capital Partners, based in Solana Beach, California, was formed in 1999 to invest in sustainable companies with long-term potential for success. Solana Capital focuses on companies requiring investments that may not meet the minimums of many venture capital firms, generally in investments up to $2 million for second-stage and later-stage companies seeking to finance targeted expansion efforts. A principal officer and stockholder of Solana Capital Partners, Inc. is currently disputing a 1996 censure and $50,000 fine from the National Association of Securities Dealers related to his refusal to disclose the identity of clients on whose behalf he was trading securities.

                   Solana Capital Partners has and intends to provide all of the financing for this proxy statement and for any future efforts by the participants in any later filed proxy materials.

                   JOSEPH L. D'ANGELO. Mr. D'Angelo, 66, currently serves as the Chief Financial Officer of Glesener Pharmacy, Inc. Previously, Mr. D'Angelo was the founder of ten state-licensed board and care facilities and a chain of photography retail establishments. In addition, Mr. D'Angelo has substantial expertise and experience in management and operations of residential care facilities and was a research chemist. Mr. D'Angelo earned a Bachelor of Science degree from the Philadelphia College of Pharmacy and Science. We intend to nominate Mr. D'Angelo to serve as a director. If we are successful at electing our Nominees to the Board of Directors of Endocare, we intend to expand the Board to seven members, which is expressly permitted by the Endocare Bylaws, and appoint Mr. D'Angelo to serve as a director.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

1. Except for the legal action described in the next paragraph, no CRE Nominee is involved in any material pending legal proceedings with respect to the Company.

                  A. 220 LAWSUIT. On April 7, 2003, Douglas O. Chinn presented Endocare with a demand to inspect materials identifying Endocare's stockholders ("Stocklist Materials") and certain of Endocare's books and records ("Books and Records") pursuant to Section 220 of the Delaware General Corporation Law. Because Endocare failed to respond, Dr. Chinn filed a lawsuit against Endocare in Delaware Chancery Court to enforce his April 7, 2003 demand on April 15, 2003. On April 28, 2003, Dr. Chinn, Endocare and Vice Chancellor Lamb of the Delaware Chancery Court held a conference to determine the schedule of hearings and deliveries in the lawsuit. At the conclusion of the conference, Chancellor Lamb ruled that Dr. Chinn must be given access to Stocklist Materials. In addition, Chancellor Lamb scheduled a June 2, 2003 trial to determine whether Dr. Chinn should be given access to certain books and records of Endocare.

2. Except for the Consulting Agreement discussed in the next paragraph, there is no arrangement or understanding between any CRE Nominee and any other person pursuant to which he was or is to be selected as a CRE Nominee or director.

                  A. CONSULTING AGREEMENT. Solana Capital Partners, Inc. ("Solana") has entered into a Consulting Agreement, dated as of March 4, 2003, with David Eller and William Barry. Mr. Eller and Mr. Barry provided consulting services including assistance in assessing Endocare's current management team, operations and business potential. This Consulting Agreement contained a term of one (1) month and terminated as of April 4, 2003. Under this Consulting Agreement, Mr. Eller and Mr. Barry each received $10,000 for their consulting services. In addition, Mr. Eller and Mr. Barry received reimbursement for their reasonable out-of-pocket expenses incurred in their performance under this Consulting Agreement. This Consulting Agreement also permitted the use of Mr. Eller and Mr. Barry's names as potential nominees for election as directors and officers of Endocare, in the event that the participants to this Schedule 14A endeavored to nominate candidates for election as directors of Endocare, subject to the execution of agreements containing mutually acceptable terms, between Endocare and Mr. Barry and Mr. Eller. In addition, Solana Capital and Messrs. Eller and Barry currently anticipate extending the term of the Consulting Agreement or entering into another consulting relationship.

3. None of the CRE Nominees currently holds any position or office with the Company or has ever served previously as a director of the Company.

4. Other than the option and warrant described below, to the best knowledge of the participants and their associates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

                  A. 1999 OPTION. On January 27, 1999, Endocare issued to Dr. Chinn an option to purchase 25,000 shares of Endocare common stock at an exercise price of $3.00 per share pursuant to the terms of a Stock Option Agreement, dated January 27, 1999, between Endocare and Dr. Chinn. This non-statutory stock option commenced vesting on January 27, 1999; twenty-five percent (25%) of the shares subject to this option vested twelve (12) months after January 27, 1999 and 1/48th of the shares vested each month thereafter until all of the shares subject to this option were vested. Dr. Chinn exercised 21,875 shares under this option and as of the date hereof holds 14,583 shares issued pursuant to this option. By its terms, this option terminated on March 1, 2003, which was sixty (60) days after the termination of Dr. Chinn's consulting relationship with Endocare.

                  B. 2000 WARRANT. On January 3, 2000, Endocare issued to Dr. Chinn a warrant to purchase 20,000 shares of Endocare common stock at an exercise price of $9.00 per share pursuant to a warrant agreement between Endocare and Dr. Chinn. This warrant became exercisable with respect to 5,000 shares as of each of January 3, 2001, January 3, 2002 and January 3, 2003 and will be exercisable with respect to 5000 shares as of January 3, 2004. Dr. Chinn exercised 15,000 shares under this warrant and as of the date hereof holds 5,000 shares issued pursuant to this warrant. This warrant will expire by its terms on January 3, 2005. In addition, this warrant will terminate on the date on which the License Agreement, dated February 14, 1997 between Endocare and Dr. Chinn is terminated, and only the number of shares available prior to the termination of that License Agreement will remain exercisable after such termination date until the ultimate expiration of this warrant on January 3, 2005.

5. None of the participants and none of their associates has any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates may be a party.

6. Other than the option and warrant described in Sections 4(A) and 4(B) above and as set forth below, since the beginning of the Company's last fiscal year, none of the CRE Nominees or any member of their immediate families had any material interest in any transaction, or has any material interest in a proposed transaction, to which the Company or any subsidiary of the Company was or is to be a party.

                  A. DR. CHINN'S CONSULTING AGREEMENT. Endocare entered into a Consulting Agreement, dated as of January 17, 2000, with Dr. Chinn and Mahlon Chinn, M.D. (collectively, the "Consultants"). Under this Consulting Agreement the Consultants were engaged to assist Endocare in its product development for Endocare's Cryocare System and related technology. Pursuant to a letter dated December 20, 2002 from Endocare to the Consultants, this Consulting Agreement expired at the end of 2002, and Dr. Chinn determined not to extend the Consulting Agreement. Dr. Chinn's determination to not extend the Consulting Agreement was made as a result of Dr. Chinn's dissatisfaction with Endocare's management. Under this Consulting Agreement the Consultants agreed, at all times during the term of this Consulting Agreement and thereafter, to keep in confidence all confidential information received from Endocare and to not directly or indirectly use or exploit any such confidential information other than in the course of performing the Consultants' duties under this Consulting Agreement. The Consultants further agreed to use their best efforts to ensure that such confidential information, and any records or documents containing such information, are not exposed to theft, embezzlement or unauthorized reproduction or disclosure. Dr. Chinn believes that his participation in the events surrounding this proxy statement and the preparation or filing of this proxy statement do not abrogate his confidentiality obligations under this Consulting Agreement. Under this and previous consulting agreements, Endocare has paid Dr. Chinn an aggregate amount of $581,069.91 since 1996.

                   B. DR. CHINN'S LICENSE AGREEMENT. Dr. Chinn entered into a License Agreement, dated as of February 14, 1997, pursuant to which Dr. Chinn granted to Endocare a license to certain of Dr. Chinn's proprietary technology and information. This License Agreement is currently in full force and effect. Pursuant to this License Agreement, Endocare has paid to Dr. Chinn an aggregate amount of $77,987.45 and issued to Dr. Chinn a warrant to purchase 25,000 shares of common stock of Endocare at $4.375 per share. This warrant expired February 14, 2002. In addition, in 2000, Endocare issued to Dr. Chinn a warrant to purchase 20,000 shares of common stock of Endocare at $9.00 per share, which warrant terminates upon termination on the License Agreement. Although Dr. Chinn has not received any current information on the financial results of Endocare and on royalties owed to him for his license under the License Agreement, Dr. Chinn believes that Endocare is past due on payments owed to Dr. Chinn under the License Agreement. Dr. Chinn believes that his participation in the events surrounding this proxy statement and the preparation or filing of this proxy statement do not abrogate his confidentiality obligations under this License Agreement.

                  C. OTHER INFORMATION. Douglas Chinn, M.D.'s father, James Chinn, M.D., as trustee of the James Chinn Trust Dated September 6, 1984, is currently in discussions with Endocare over claims by Endocare that the James Chinn Trust Dated September 6, 1984 owes Endocare certain amounts as payment for cryosurgical equipment. Although Douglas Chinn, M.D. is a potential future beneficiary of the James Chinn Trust Dated September 6, 1984, Douglas Chinn, M.D. has no involvement in these discussions between James Chinn, M.D. and Endocare. Douglas Chinn, M.D. believes that the actions represented by this proxy statement are wholly separate and apart from discussions between James Chinn, M.D. and Endocare.

7. None of the CRE Nominees or any member of their immediate families has been indebted to the Company or any of its subsidiaries at any time since the beginning of the Company's last fiscal year. Except Dr. Chinn's Consulting Agreement discussed in Section 6(A) above, no CRE Nominee has received any compensation from the Company.

8. Except as set forth below, no family relationships exist among the CRE Nominees or between any Company director or executive officer and any of the CRE Nominees.

                  A. Joseph D'Angelo, one of our participants, is the father of the Secretary and Managing Director of Solana Capital Partners, Inc.

                  B. John Queen, one of our Nominees, is the father of Christopher Queen, an employee of Solana Capital Partners, Inc.

9. The following is a summary of all transactions in Company common stock by our participants over the last two years.

                  A. DR. CHINN. Transactions during the last two years in the Company's common stock by Douglas Chinn, M.D.:


           Date Of Transaction           Nature Of Transaction         Number Of Shares(1)
           -------------------           ---------------------         ----------------
                 10/23/01                         Sell                        8,455
                 10/24/01                        Buy(2)                      10,000
                 10/24/01                         Sell                       10,000
                 10/24/01                         Sell                         500
                 2/21/02                          Buy                         5,000
                 10/22/02                         Buy                        14,583

(1) Does not include 3,020 shares of Endocare common stock owned beneficially by Dr. Chinn's spouse and children, of which Dr. Chinn disclaims beneficial ownership.

(2) Acquired on margin.

                  B. SOLANA CAPITAL PARTNERS, INC. Transactions during the last two years in the Company's common stock by Solana Capital Partners, Inc.


         Date Of Transaction     Nature Of Transaction     Number Of Shares(1)
         -------------------     ---------------------     ----------------
               4/14/03                    Buy                     1,000


(1) Does not include 17,000 shares of Endocare common stock owned by a stockholder and officer of Solana Capital Partners, Inc., of which Solana Capital Partners, Inc. disclaims beneficial ownership.



                  C. ELLER. Transactions during the last two years in the Company's common stock by David Eller.


         Date Of Transaction       Nature Of Transaction     Number Of Shares(1)
         -------------------       ---------------------     ----------------
              4/16/03                      Buy                    1,000



                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE ELECTION OF OUR NOMINEES

                         OTHER MATTERS TO BE CONSIDERED
          AT THE 2003 ANNUAL MEETING OR SPECIAL MEETING OF STOCKHOLDERS

         Except as set forth above, we are not aware of any proposals to be brought before the 2003 Annual Meeting or Special Meeting of Stockholders. However, we intend to bring before the 2003 Annual Meeting or Special Meeting of Stockholders such business as may be appropriate, including without limitation nominating additional persons for directorships, or making other proposals as may be appropriate to address any action of Endocare's Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the 2003 Annual Meeting or Special Meeting of Stockholders, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

                                VOTING PROCEDURES

         In order to ensure that your views on the proposals are heard by Endocare and your vote represented at the 2003 Annual Meeting or Special Meeting of Stockholders, we urge you to sign and date the enclosed GOLD proxy card and return it to MacKenzie Partners, in the enclosed postage paid envelope TODAY. Execution of the GOLD proxy card will not affect your right to attend the 2003 Annual Meeting or Special Meeting of Stockholders and to vote in person.

         You are eligible to execute a GOLD proxy card only if you owned the Common Stock on the Record Date. Endocare's Board has set ___________ as the Record Date for determining those Stockholders who will be entitled to notice of and to vote at the 2003 Annual Meeting or Special Meeting of Stockholders. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after the Record Date.

         As of the close of business on the Record Date, we believe that there were 24,279,229 shares of common stock of Endocare issued and outstanding and entitled to vote, according to Endocare's most recent Quarterly Report on Form 10-Q filed on July 24, 2002. Stockholders will have one vote for each share of common stock they own with respect to all matters to be considered at the 2003 Annual Meeting or Special Meeting of Stockholders.

         In order for your views on the above-described proposals to be represented at the 2003 Annual Meeting or Special Meeting of Stockholders, please sign and date the enclosed GOLD proxy card and return it to MacKenzie Partners in the enclosed prepaid envelope TODAY. Execution of the GOLD proxy card will not affect your right to attend the 2003 Annual Meeting or Special Meeting of Stockholders and to vote in person. Any proxy may be revoked at any time prior to the 2003 Annual Meeting or Special Meeting of Stockholders by delivering a written notice of revocation or a later dated proxy for the 2003 Annual Meeting or Special Meeting of Stockholders to MacKenzie Partners, or by voting in person at the 2003 Annual Meeting or Special Meeting of Stockholders. Only your latest dated proxy will count.

         Unless otherwise indicated, the GOLD proxy card authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the CRE Nominees.

                                  VOTE REQUIRED

         Based on currently available public information of Endocare, a quorum will exist at the 2003 Annual Meeting or Special Meeting of Stockholders if holders of not less than a majority of the shares of Endocare common stock outstanding and entitled to vote at the 2003 Annual Meeting or Special Meeting of Stockholders are present in person or by proxy. Endocare's Amended and Restated By-laws require that in order to be elected, nominees for director must receive the affirmative vote of a plurality of those shares voted.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE ELECTION OF OUR NOMINEES

                            METHOD OF COUNTING VOTES

         The holders of not less than a majority of the number of shares of Endocare common stock outstanding and entitled to vote at the 2003 Annual Meeting or Special Meeting of Stockholders must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included for purposes of determining whether a quorum exists. Broker non-votes occur when brokers do not receive voting instructions from their customers on non-routine matters and consequently have no discretion to vote on those matters. If your Endocare shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for a proxy card to be issued so that your shares will be represented at the 2003 Annual Meeting or Special Meeting of Stockholders.

         After a quorum is determined to exist at the 2003 Annual Meeting or Special Meeting of Stockholders, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                             ADDITIONAL INFORMATION

         The principal executive offices of Endocare, Inc. are located at 201 Technology Drive, Irvine, California 92618. Except as otherwise noted herein, the information concerning Endocare has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Endocare to disclose events that may affect the significance or accuracy of such information.

         The principal executive offices of CRE are at 990 Highland Drive, Suite 314, Solana Beach, California 92075.

                          PROXY SOLICITATION; EXPENSES

         Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or similar means. Solicitation may be made by our Nominees or our agents and affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested or will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

         In addition, CRE has retained MacKenzie Partners to solicit proxies on our behalf in connection with the 2003 Annual Meeting or Special Meeting of Stockholders. MacKenzie Partners will employ approximately 10 people in its efforts. We have agreed to reimburse MacKenzie Partners for its reasonable expenses and to pay to MacKenzie Partners a fee up to $100,000.

         The entire expense of our proxy solicitation is being borne by Solana Capital Partners, Inc. In the event that our Nominees are elected to the Endocare Board, we will seek reimbursement of such expenses from Endocare and will not submit such reimbursement to a vote of Stockholders. In addition to the engagement of MacKenzie Partners described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $300,000. Total payment of costs to date in furtherance of our proxy solicitation is approximately $65,000.

           SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT OF ENDOCARE

         The following table presents, except as otherwise described herein, as of March 31, 2002, based solely on information contained in Endocare's 2002 proxy statement, the Common Stock beneficially owned by (i) each current director; (ii) each Named Officer (as defined therein) of the Company; and (iii) all current executive officers, directors and nominees for director of the Company as a group. Unless otherwise indicated, each of the named Stockholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the footnotes below.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power relating to securities. Shares of common stock subject to options or convertible securities currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage of the person holding such securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted below, the address of each person or entity listed on the table is 201 Technology Drive, Irvine, California 92618.


                                                  AMOUNT AND
                                                  NATURE OF
                                                  BENEFICIAL         PERCENTAGE
       NAME AND ADDRESS                           OWNERSHIP(1)        OF TOTAL
       ----------------                           ------------        --------
DIRECTORS AND EXECUTIVE OFFICERS
Paul W. Mikus(2)                                       737,083            3.1%
John V. Cracchiolo(3)                                   51,000              *
Jay J. Eum(4)                                          160,626              *
Kevin Quilty(5)                                         62,500              *
Holly H. Williams(6)                                    22,083              *
Vincent C. Cutarelli(7)                                190,729              *
William R. Hughes(8)                                   257,812            1.1%
Peter F. Bernardoni(9)                                 627,457            2.7%
Robert F. Byrnes(10)                                   291,613            1.2%
Benjamin Gerson, M.D.(11)                               35,000              *
Michael J. Strauss, M.D.(12)                            55,000              *
All directors and Named Executive Officers
 as a group (11 persons)                             2,490,903           10.5%

-----------------

* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's common stock.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock relating to options or convertible securities currently exercisable, or exercisable within 60 days of March 31, 2002, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. As of March 31, 2002, there were 23,607,134 shares of common stock of the Company outstanding.

(2) Includes 526,083 shares subject to options which became exercisable within 60 days after March 31, 2002.

(3) Represents 51,000 shares subject to options which became exercisable within 60 days after March 31, 2002.

(4) Represents 160,626 shares subject to options which became exercisable within 60 days after March 31, 2002.

(5) Represents 62,500 shares subject to options which became exercisable within 60 days after March 31, 2002.

(6) Represents 22,083 shares subject to options which became exercisable within 60 days after March 31, 2002.

(7) Mr. Cutarelli resigned from his position as the Company's Senior Vice President of Regulatory Affairs and Quality Assurance, effective on August 16, 2001.

(8) Includes 31,812 shares subject to options which became exercisable within 60 days after March 31, 2002. Mr. Hughes resigned from his position as the Company's Chief Financial Officer, effective on June 25, 2001.

(9) Includes 592,457 shares held by Technology Funding Partners III, L.P., Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. and Technology Funding Venture Partners V, a Aggressive Growth Fund, L.P. (collectively, the "Funds") and 25,000 shares subject to options that are exercisable within 60 days after March 31, 2002. Mr. Bernardoni is an officer of Technology Funding, Inc. and a partner of Technology Funding, Ltd., each a general partner of the Funds. Mr. Bernardoni has sole voting and shared investment power with respect to all shares owned by the Funds, and therefore may be deemed to be beneficial owner of such shares.

(10) Includes 5,000 shares subject to options which became exercisable within 60 days after March 31, 2002.

(11) Includes 25,000 shares subject to options which became exercisable within 60 days after March 31, 2002.

(12) Includes 40,000 shares subject to options which became exercisable within 60 days after March 31, 2002.



                       PRINCIPAL STOCKHOLDERS OF ENDOCARE

         The following table presents, except as otherwise described herein, as of March 31, 2002, and based on information contained in Endocare's 2002 proxy statement, the only Stockholders known by CRE to beneficially own more than 5% of the outstanding Common Stock:


                                                           AMOUNT AND NATURE OF     PERCENTAGE
NAME AND ADDRESS                                           BENEFICIAL OWNERSHIP(1)    OF TOTAL
5% STOCKHOLDERS
Kern Capital Management, LLC(13)                                 1,314,000              5.4
 114 West 47th Street
 New York, NY 10036

Entities affiliated with SAFECO Corporation(14)                  2,196,645              9.0
 4333 Brooklyn Ave, NE
 Seattle, WA 98185

Entities affiliated with FFC Partners(15)                        1,443,533              6.1
 10 Glenville Street
 Grenwich, CT 06831

State of Wisconsin Investment Board (16)                         2,625,000             10.81
 P. O. Box 7842
 Madison, WI 53707


(13) Pursuant to a Schedule 13G filed on February 14, 2003 with the SEC, Kern Capital Management, LLC reported sole voting power and sole dispositive power over 1,314,000 shares and disclaimed any beneficial ownership over the securities of the Company held by Robert E. Kern and David G. Kern, the principal and controlling members of Kern Capital Management, LLC.

(14) Pursuant to a joint Schedule 13G filed on February 13, 2003 with the SEC, as of January 11, 2002: (i) SAFECO Common Stock Trust reported that it had shares voting and dispositive power over 1,279,825 shares; (ii) SAFECO Asset Management Company reported that it had shares voting and dispositive power over 1,924,545 shares and disclaimed any beneficial ownership over 1,913,645 of the shares reported on the joint Schedule 13G which were beneficially owned by registered reporting companies for which SAFECO Asset Management Company serves as an advisor; and (iii) SAFECO Corporation reported shared voting and dispositive power over 2,196,645 shares and disclaimed 1,722,640 shares.

(15) Pursuant to a Schedule 13G filed on April 1, 2002 with the SEC: (i) FFC Partners I, L.P. reported sole voting power over 1,386,186 shares and sole dispositive power over 1,331,204 shares (FFC Partners I, L.P. has no dispositive power over 54,982 shares held in escrow); (ii) FFC Executive Partners I, L.P. reported sole voting power over 57,347 shares and sole dispositive power over 55,072 shares (FFC Executive Partners I, L.P. has no dispositive power over 2,275 shares held in escrow); and (iii) Ferrer Freeman & Company, LLC reported that it is a general partner of FFC Partners I, L.P. and may be deemed to be the beneficial owner of the indicated shares.

(16) Pursuant to a Schedule 13G filed on February 12, 2003 with the SEC, State of Wisconsin Investment Board reported sole voting power and dispositive power of 2,625,000 shares.


               STOCKHOLDERS' PROPOSALS IN ENDOCARE PROXY STATEMENT

         According to Endocare's 2002 proxy statement, if a Stockholder desires to present a proposal at the 2003 Annual Meeting or Special Meeting of Stockholders, the proposal must have been received by the Company in writing no later than January 6, 2003 in order for such proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for such meeting.

         Proposals should be addressed to the Corporate Secretary, Endocare, Inc., 201 Technology Drive, Irvine, California 92618.

    WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE
           ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.


Dated:   May _____, 2003

                                              Sincerely,


                                              /s/ Douglas O. Chinn, M.D.


                                              Committee to Revitalize Endocare
                                              Douglas O. Chinn, M.D.

                                   PROXY CARD

                                 ENDOCARE, INC.


         PROXY SOLICITED ON BEHALF OF COMMITTEE TO REVITALIZE ENDOCARE AND THE OTHER PARTICIPANTS IDENTIFIED IN THE PROXY STATEMENT FURNISHED HEREWITH ("CRE") FOR THE 2003 ANNUAL MEETING OR SPECIAL MEETING OF STOCKHOLDERS, ___________ ___, 2003 AT ________A.M.

         The undersigned Stockholder of Endocare, Inc. ("Endocare") hereby appoints Douglas O. Chinn, M.D. and David Eller and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting or Special Meeting of Stockholders of Endocare, Inc. to be held at ______________ on June ____, 2003 at ____ A.M, local time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

         Receipt of the Proxy Statement furnished herewith is hereby acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
         BY THE UNDERSIGNED STOCKHOLDER. ON MATTERS FOR WHICH YOU DO NOT
          SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH
               THE RECOMMENDATION OF CRE. YOU MAY APPROVE OR VOTE
                   SEPARATELY ON ANY OR ALL OF THE PROPOSALS.


                (continued and to be signed on the reverse side)

             CRE RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.

                              ELECTION OF DIRECTORS

FOR all nominees listed on the right     WITHHOLD AUTHORITY to vote for all     NOMINEES:
(except as marked to the contrary).      nominees listed to the right.          William A. Barry
                                                                                Douglas O. Chinn, M.D.
( )                                      ( )                                    David Eller
                                                                                Robert P. Fry, M.D., J.D.
                                                                                Kurt Landgraf
                                                                                John R. Queen

                                                                                (Instructions: To withhold
                                                                                authority to vote for any
                                                                                individual nominee, write that
                                                                                nominee's name in the space
                                                                                provided below.)

                                                                                --------------------------


 CRE MAKES NO RECOMMENDATION ON THE FOLLOWING MATTER TO BE VOTED ON AT THE 2003
                ANNUAL MEETING OR SPECIAL MEETING OF STOCKHOLDERS


                                                                                  FOR        AGAINST        ABSTAIN
                                                                                  ---        -------        -------

                                                                                  (  )         (  )           (  )


         CRE RECOMMENDS A VOTE "FOR" GRANTING THE PROXIES DISCRETION TO
                            VOTE ON OTHER BUSINESS.

                                                                                 FOR         AGAINST        ABSTAIN
                                                                                 ---         -------        -------

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER          (  )          (  )           (  )
BUSINESS AS MAY PROPERLY BE PRESENTED BEFORE THE 2003 ANNUAL MEETING OR
SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


                                     * * * *


         Dated:
                                         ---------------------------------------

         Signature:
                                         ---------------------------------------

         Signature if held jointly:
                                         ---------------------------------------

         Title:
                                         ---------------------------------------

         INSTRUCTIONS. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2003 Annual Meeting or Special Meeting of Stockholders of Endocare, Inc. and any adjournment or postponement thereof.